EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Broadcaster, Inc.

We consent to the use of our report dated September 27, 2007, with respect to the consolidated balance sheets of Broadcaster, Inc. as of June 30, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flow for the years then ended, incorporated herein by reference.

/s/ Choi, Kim & Park, LLP

Los Angeles, California

October 27, 2008